                          SEAVIEW VIDEO TECHNOLOGY, INC
                        COMPUTATION OF PER SHARE EARNINGS

                                                      Quarter Ended        Quarter Ended
                                                         March 31,            March 31,
                                                           2001                 2000
                                                           ----                 -----

Net Loss                                                $  (264,129)          $  (237,801)
                                                       ==============        ==============

Shares:
Basic weighted average number of shares
outstanding                                              18,131,254             7,884,462
Additional shares adjusted under nonvested stock
for diluted earnings per share
                                                                  0                     0
                                                       ---------------       ---------------
Diluted weighted average number of shares
outstanding                                              18,131,254             7,884,462
                                                       ==============        ==============

Basic Earnings per Share
Net Loss                                                       (.01)                 (.03)

Diluted Earnings per Share
Net Loss                                                       (.01)                 (.03)